News Release
News Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:    William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
williamlowe@kemet.com
864.963.6484

Dr. John C. Boan
Vice President, Marketing
johnnyboan@kemet.com
954.766.2813

KEMET Announces New Global Sales and Marketing Executive Vice President

Greenville, SC. (June 8, 2015) – KEMET Corporation (NYSE: KEM), a leading global supplier of electronic components, is pleased to announce that Emilio Ghilardi will join KEMET as Executive Vice President of Global Sales and Marketing, effective July 1st, reporting to Per Loof, Chief Executive Officer. He will be based in Silicon Valley and operate from the KEMET sales office in Milpitas, California.

Mr. Ghilardi joins KEMET from Hewlett-Packard, where he had a 28 year career, most recently as Vice President and General Manager of their Americas Personal System Business Unit. From 2008 to 2012 he was Chief Sales Officer and President of AMD International. Mr. Ghilardi holds a Master’s Degree in Electronic Engineering from the Politecnico of Turin (Italy).

“We are executing our strategic plan and driving toward growth with initiatives such as our NEC TOKIN joint venture and enhancing our “easy-to-buy-from” brand with an “easy-to-design-in” philosophy,” said Mr. Loof. “As a member of KEMET’s Leadership Team, Emilio’s global experience, diversified sales background and knowledge of the semiconductor business will have an immediate impact on these activities and on our organization.”

2835 KEMET Way, Simpsonville, SC 29681 USA
864.963.6300 www.kemet.com

KEMET Announces New Sales and Marketing Leader
June 8, 2015

About KEMET

KEMET Corporation is a leading global supplier of electronic components. We offer our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions demanding the highest standards of quality, delivery and service. KEMET’s common stock is listed on the NYSE under the symbol “KEM.” Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, as well as management's beliefs and assumptions. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Certain risks and uncertainties that could cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements are described in the Company’s reports and filings with the Securities and Exchange Commission.
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